Southern California Edison Company	DATE:	PURCHASE ORDER NO.
PURCHASE ORDER	06/14/06	V3066907
	SUPPLIER CODE	COMM/SERV CODE
	51375	012111
	REQUISITION NO.	ACCOUNTING LOC. NO.
	B5377	9214
	Please indicate the PURCHASE ORDER NUMBER on all invoices, packages, correspondence, shipping papers and inquiries.

	MAIL ORIGINAL INVOICE & A COPY TO:
	ACCOUNTS PAYABLE DIVISION
	P.O. Box 700
	Rosemead, CA 91770

	If in any way unable to comply with the requirements of this order, notify the Procurement Agent in writing immediately
ARCA CALIFORNIA, INC.
7400 EXCELSIOR BLV
MINNEAPOLIS, MN 55426

(800) 452-8680                       Corp.      Y             TN/SSN  41-1454591

PROCUREMENT AGENT TELEPHONE NUMBER JIM ALPAGO (626) 302-5076	F.O.B.
APPLICABLE TERMS/CONDITIONS — DATE SEE BELOW	TERMS OF PAYMENT NET 30 DAYS AFTER RECEIPT OF INVOICE
REQUIRED AT EDISON LOCATION BY SEE BELOW	CONFIRMED WITH AND DATE
VIA	DOCUMENT I.D.

STRICT ADHERENCE TO THE PROVISIONS OF THIS PURCHASE ORDER IS REQUIRED. IF ANY CONFLICT ARISES REGARDING INVOICE INSTRUCTIONS OR OTHER SECTIONS OF THE PURCHASE ORDER, PLEASE CONTACT THE PROCUREMENT AGENT IDENTIFIED ABOVE.

GENERAL DESCRIPTION

ARCA California, Inc. (“Consultant”) shall provide the necessary supervision, labor, material, tools and equipment to schedule, collect and recycle operable, inefficient, primary and/or secondary refrigerators, freezers, and room air conditioners in Edison’s service territory, where designated, for Edison’s 2006-2008 Appliance Recycling Program, as requested by Edison’s Customer Service Business Unit.

Work shall be performed on a fixed unit price basis in accordance with Attachment 1 pages 1 through 29 which includes the following exhibits, all of which are incorporated herein:

Exhibit A	ARCA Zip Codes
Exhibit B	ARCA Remote Area Zip Codes
Exhibit C	Customer Participant Survey Example
Exhibit D	ATO Form
Exhibit E	Disposition Code
Exhibit F	Reporting Requirements

TOTAL AUTHORIZED AMOUNT

Total cumulative charges against this Purchase Order shall not exceed $23,000,000.00, including applicable taxes and freight, without prior authorization by issuance of a Change Order.

The applicable terms and condition as referenced, are hereby incorporated and made part of this Purchase Order.

No change shall be made to the price, terms and conditions,	Southern California Edison Company

specified requirements or schedules of this Purchase Order without written authorization of the Procurement Agent. Additional costs resulting from work done or material supplied without such authorization may be denied.

By /s/ Jim Alpago
FOR THE DIRECTOR OF PROCUREMENT AND MATERIAL MANAGEMENT

SOUTHERN CALIFORNIA EDISON COMPANY
GENERAL TERMS AND CONDITIONS
Consultant Services

Table of Contents

1. AGREEMENT	1

2. DEFINITIONS	1

3. INDEPENDENT CONTRACTOR	2

4. COMMERCIAL TERMS	3

5. DISPUTES	6

6. CONTROL OF THE WORK	7

7. JOBSITE ACCESS REQUIREMENTS AND FITNESS FOR DUTY	8

8. CONFLICT OF INTEREST	10

9. DOCUMENTATION	10

10. NON-CONFORMING WORK AND WARRANTY	11

11. PERMITS, STATUTES AND CODES	11

12. SUBCONTRACTING WITH SMALL BUSINESS	11

13. INSURANCE	11

14. INDEMNITY	13

15. CONSEQUENTIAL DAMAGES	14

16. NON-DISCLOSURE	14

17. TITLE AND RISK OF LOSS	16

18. PROPRIETARY RIGHTS	16

19. INFRINGEMENT	17

20. COMPUTING SYSTEM ACCESS AND SECURITY REVIEW OBLIGATIONS	17

21. ENVIRONMENTAL, HEALTH & SAFETY REQUIREMENTS	19

22. TERMINATION AND CANCELLATION	19

23. SURVIVAL	20

24. MISCELLANEOUS	20

SOUTHERN CALIFORNIA EDISON COMPANY
GENERAL TERMS AND CONDITIONS
Consultant Services

1.                 AGREEMENT

In consideration of the payments to be made and obligations to be performed by Edison, Consultant shall perform the specified services and its other obligations as an independent contractor (not as an employee or agent of Edison), all as set forth in the Purchase Order which incorporates these General Terms and Conditions.

2.                 DEFINITIONS

When used herein with initial capitalizations, whether in singular or plural, the following terms shall have the following meanings:

2.1            Affiliate:  Any person or entity that directly or indirectly controls, is controlled by, or is under common control with, the indicated person or entity.

2.2            Affiliated Entity:  Any organization or individual which performs specialized services for Consultant or Edison or its Affiliates, or any organization or individual in which Consultant has a business or ownership interest, which has a business or ownership interest in Consultant, or which along with Consultant is the subject of a common business or ownership interest by another entity or individual.

2.3            Chance Order:  Document issued by Edison which, when accepted by Consultant, amends the Purchase Order.

2.4            Confidential Information:  All information, documents, materials, business plans, concepts, designs, models, trade secrets or intellectual property of any kind furnished or made available by Edison “to Consultant in oral, electronic or written form or by inspection, and all analyses, compilations, studies, reports or other materials prepared by Consultant containing or reflecting the foregoing. Confidential Information shall include the terms and conditions of the Purchase Order and the fact that Edison has contracted with Consultant for the Work.

2.5            Consultant:  The entity to which the Purchase Order is addressed and which is responsible for performing the Work.

2.6            CWA (Consultant Work Assignment):  An Edison document, initiated by Edison under the Purchase Order and accepted by Consultant, which authorizes Consultant to perform the stated Work at the rate(s) set forth in the Purchase Order, states the authorized amount and schedule for such Work, the deliverables, the acceptance criteria, and other requirements for the Work, provided that the CWA may not change the total authorized amount or effective period in the Purchase Order or suspend or terminate the Work.

2.7            Documentation:  Documents and Information, including required reports, in tangible form, including but not limited to computer disk or electronic mail, which shall be delivered by Consultant to Edison as required by the Purchase Order.

2.8            Documents:  All books, records, photographs, slides, materials, data, calculations, estimates, documents, communications, notes, proposals, reports, scopes of work or related responses, whether in written, electronic or any other tangible form.

2.9            Edison:  Southern California Edison Company.

2.10      Edison Representative:  An Edison employee designated in the Purchase Order to direct, coordinate, and approve the Work.

2.11      Fitness for Duty Requirements:  As defined in Section 7.

2.12      Information:  All inventions, discoveries, drawings, designs, models, prototypes, software programs and documentation, Documents, improvements, specifications or other data, trade secrets, secret processes, techniques, technology, know-how, concepts, ideas and other intellectual property, whether patentable or not, which are conceived, created, developed or reduced to practice by Consultant or result from or are suggested by Consultant’s work in connection with the performance of the Work, or are obtained from or for Edison by Consultant in connection with the performance of the Work.

2.13      Jobsite:  The Edison facility or Edison-designated third party property at or for which the Work is performed as stated in the Purchase Order.

2.14      Jobsite Subcontractor:  As defined in Section 13.1.

2.15      Material:  Equipment, materials, and supplies to be purchased by Consultant as stated in the Purchase Order for direct application to the Work.

2.16      Prohibited Items:  As defined in Section 7.3.

2.17      Proprietary Rights:  As defined in Section 18.1.

2.18      Purchase Order:  Document issued by Edison to Consultant, as may be amended by Change Orders and CWAs, which authorizes the Work, states the commercial terms, and incorporates by reference these General Terms and Conditions, and, if applicable, the Statement of Work, and other referenced documents, all of which form the contract between the parties, with the following priority in the event of conflicting provisions: Change Orders from the most recent to the earliest; the Purchase Order; Terms and Conditions; CWAs, from the latest revision to the earliest; the Statement of Work; any other referenced documents.

2.19      Statement of Work:  A statement of the tasks to be performed by Consultant as set forth in a separate document or in the Purchase Order, as may be modified from time to time.

2.20      Subcontractor:  An entity of any tier furnishing services to Consultant for the Work.

2.21      Work:  The services performed by Consultant, and all other obligations of Consultant, pursuant to or as required by the Purchase Order.

2.22      Work Schedule:  The agreed to schedule for performance of the Work and delivery of the Documentation as set forth in the Statement of Work or the Purchase Order.

3.                 INDEPENDENT CONTRACTOR

Consultant is and will perform the work as an independent contractor for Edison. Nothing in the Purchase Order shall be construed so as to render Consultant an employee, agent, representative, joint venturer or partner of Edison, and Consultant shall not hold himself out to others in such capacity. Consultant shall not enter into any contracts, agreements or other obligations with any other parties which bind, or are intended to bind, Edison without first receiving express written authorization from Edison. Edison and Consultant shall each maintain sole and exclusive control over its respective personnel and operations.

4.             COMMERCIAL TERMS

4.1            Time and Material, Multiplier or Cost Reimbursable Basis:  If the Work will be performed on a time and material basis, multiplier basis, or cost reimbursable basis as stated in the Purchase Order, the provisions of this Section 4.1 shall apply:

4.1.1                             General Provisions:

4.1.1.1                     All charges shall be directly identifiable to, and required for the Work. Any charges for overtime shall require the prior written approval of the Edison Representative. Overtime rates shall be authorized and charged only for non-exempt personnel. All Work by exempt personnel shall be charged at straight time rates or multipliers only.

4.1.1.2                     Consultant shall complete the Work within the authorized amount and in accordance with the Work Schedule. Consultant-shall notify Edison’s procurement agent responsible for the Purchase Order and the Edison Representative at such time that it becomes reasonably apparent that the forecasted cumulative charges will exceed the stated expenditure limitation. Consultant shall not proceed with or be reimbursed for any Work performed either beyond the effective period of the Purchase Order, or exceeding the authorized amount of the Purchase Order, without the written authorization of the procurement agent responsible for the Purchase Order and the Edison Representative.

4.1.2                             Labor Related Costs Under Time and Material Basis:  Consultant shall bill Edison at the fixed hourly rates for the applicable labor categories stated in the Purchase Order for time spent directly engaged in performance of the Work by Consultant’s employees. Such fixed hourly rates shall include all related costs including, but not limited to, salaries/wages, statutory payroll taxes and insurance costs such as the costs required by the Federal Insurance Compensation Act, Federal Unemployment Insurance, State Unemployment Insurance, and Workers’ Compensation Insurance, paid absence and benefit allowance (including, but not limited to, vacations, medical, dental and life insurance, child care and other similar employee benefits), miscellaneous supplies, reproduction, communications, data processing, library research, office management, administrative supervisors, payroll clerk, clerical and administrative support, overhead, and fee.

4.1.3                             Labor Related Costs Under Multiplier Basis:  Consultant shall bill Edison for straight time and approved overtime work at the actual salary/wage paid to Consultant’s employees directly engaged in performance of the Work multiplied by the straight time and overtime multipliers set forth in the Purchase Order. The multiplier shall include all related costs including, but not limited to, statutory payroll taxes and insurance costs such as the costs required by the Federal Insurance Compensation Act, Federal Unemployment Insurance, State Unemployment Insurance, and Workers’ Compensation Insurance, paid absences and benefit allowance (including, but not limited to, vacations, medical, dental and life insurance, child care and other similar employee benefits), miscellaneous supplies, reproduction, communications, data processing, library research, office management, administrative supervisors, payroll clerk, clerical and administrative support, overhead, and fee.

4.1.4                             Labor Related Costs Under Cost Reimbursable Basis:

4.1.4.1                     Salary/Wage Costs:  Consultant shall bill Edison for the actual salary/wages paid to Consultant’s employees directly engaged in performance of the Work, plus:

(i)                    Payroll Additive Costs:  Costs for statutory payroll taxes and insurance, such as the costs required by the Federal Insurance Compensation Act, Federal Unemployment Insurance, State Unemployment Insurance, and Workers’ Compensation Insurance. These costs shall be paid as a percentage (as specified in the Purchase Order) of the actual salary/wage costs.

(ii)                 Payroll Related Costs:  Costs for employee benefits as actually provided by Consultant for employees directly engaged in performance of the Work, including, but not limited to, vacation, medical, dental and life insurance, child care and other similar employee benefits, determined by actual wages paid to Consultant’s employees. These costs shall be paid as a percentage (as specified in the Purchase Order) of the actual salary/wage costs.

(iii)              Overhead Allowance:  An allowance to compensate Consultant for its overhead and general and administrative expenses allocable as determined by a percentage; (as set forth in the Purchase Order} of the actual salary/wage costs. This overhead allowance shall include all other costs and expenses of Consultant not otherwise specified in this Section 4.1.4.

4.1.4.2                     Fee:  Edison shall pay Consultant either a fixed fee, or a fixed percentage of the salary/wage costs, as specified in the Purchase Order.

4.1.5                             Material Costs:  Material costs shall be charged at actual cost from Consultant’s suppliers and Subcontractors without mark-up.

4.1.6                             Subcontract Costs:  Subcontracted Work shall be charged at the rates actually paid by Consultant, not to exceed the rates set forth in the Purchase Order for Work by the Consultant.

4.1.7                             Travel Costs:  Expenses for out of town travel shall be reimbursed only if authorized in advance by the Edison Representative, and shall be reimbursed at necessary, actual, and reasonable cost without markup. Air travel shall be charged at actual, reasonable rates, but in no case shall they exceed economy or coach fare, whichever is reasonably available. Automobile travel from Consultant’s office to the Jobsite and to Edison’s general offices shall be paid at the fixed mileage rate stated in the Purchase Order, or if not stated, at Edison’s rate for Edison employees.

4.1.8                             Invoices:  Consultant shall submit monthly invoices for the costs incurred in the prior month and shall include a cost breakdown for each task identified in the Statement of Work. Each invoice shall include the cost incurred to date, the current monthly amount invoiced, the cumulative amount invoiced to date, the current monthly and cumulative amounts authorized, and justification for all variances between amounts authorized and incurred or invoiced. Each invoice shall provide sufficient detail to identify the following elements:

a.                  Dates worked.

b.                 Personnel work hours with name and classification.

c.                  Personnel work rates:

-                      Fixed rates (time and material basis); or

-                          Salary/wage costs, payroll additive costs, payroll related costs, and overhead allowance (cost reimbursable basis); or

-                      Multiplier

d.                 Description of work performed by task.

e.                  Edison’s CWA number.

f.                    Material and subcontract costs.

g.                 “Out-of-Pocket” expenses authorized by the Purchase Order with receipt therefor.

h.                     Receipts for authorized travel costs or detail of trips, including amount of miles traveled, for which authorized mileage is charged.

i.                     Statement of deliverables for the period.

j.                     Fee - if applicable (cost reimbursable basis only).

4.1.9                             Records:  Consultant shall maintain, for a period of three (3) years after final payment, complete accounting records (and supporting documentation) of all invoiced costs. Edison reserves the right to audit and copy any applicable documents related to the work hours and other direct costs invoiced.

4.2            Fixed Price Basis:  If the Work is to be performed on a fixed price basis as set forth in the Purchase Order, the provisions of this Section 4.2 shall apply:

4.2.1                             Costs:  Consultant shall perform all the Work in accordance with the Work Schedule for the fixed price set forth in the Purchase Order. There shall be no additional cost to Edison except for changes to the scope of Work authorized in writing by the Edison Representative.

4.2.2                             Invoices:

4.2.2.1                     As specified in the Purchase Order, Consultant shall submit invoices either: (a) monthly, based on percentage completion; (b) upon completion of payment milestones; (c) as a final invoice; or (d) otherwise, each as described below:

4.2.2.1.1           Monthly; Percentage Completion:  Invoices shall be submitted monthly based on the percent of Work completed in the prior month as agreed to by the Edison Representative. Such invoice shall list by task the percent of Work completed in the prior month and the percent of total Work completed, and a detailed description of any separately billed items authorized by the Purchase Order. Each invoice shall include the amount previously invoiced, the current monthly amount being invoiced, the cumulative amount invoiced to date and the total fixed price. Within thirty (30) days after receipt of the invoice at Edison’s Accounts Payable Division, Edison shall pay ninety percent (90%) of each current monthly amount invoiced.

Upon completion of the Work, as agreed to by the Edison Representative, the invoice for the retained ten percent (10%) shall be submitted together with a release for claims for any additional charges. Edison shall pay such invoice within thirty (30) days after its receipt in Edison’s Accounts Payable Division.

4.2.2.1.2           Payment Milestones:  When Edison agrees in writing that a payment milestone has been completed, Consultant shall submit an invoice therefor in the amount set forth in the Purchase Order, less the retention set forth in the Purchase Order, if any. Edison shall pay such invoices within thirty (30) days of their receipt in Edison’s Accounts Payable Division.

4.2.2.1.3           Final Invoice:  A single invoice shall be submitted at the completion of the Work for a lump sum payment of the fixed price. Edison shall pay such invoice within thirty (30) days after its receipt in Edison’s Accounts Payable Division.

4.2.2.1.4           Other:  Edison shall pay each invoice submitted under the payment terms in the Purchase Order within thirty (30) days of Edison’s receipt of the invoice in Edison’s Accounts Payable Division.

4.2.2.2                     Each invoice shall list the number of any CWA(s) covered by such invoice.

4.2.2.3                     Edison shall have the right to audit Consultant’s out-of-pocket expenses and task completion records.

4.2.2.4                     If requested in the Purchase Order, each invoice shall included a list of all open Edison purchase orders to Consultant, and all Edison purchase orders completed within the previous twelve (12) months. The list shall document the purchase order number, the total authorized amount of each purchase order, and either the name of the department and Edison Representative for whom the work is performed, or the accounting location as shown on the purchase order.

5.                 DISPUTES

Any unresolved disputes shall be referred to Edison’s Director of Procurement and Material Management, or a designee, and an officer of Consultant for resolution. Pending resolution, Consultant shall continue to perform the Work as directed by the Edison Representative, and Edison shall continue to make payments for the undisputed items.

6.                 CONTROL OF THE WORK

6.1            Compliance with Work Schedule:  Consultant shall perform the Work in compliance with the Work Schedule. If performance of the Work falls behind schedule, Consultant shall accelerate the performance of the Work to comply with the Work Schedule: (i) at Consultant’s expense for Work performed on a fixed price basis; or (ii) as directed by the Edison Representative for Work performed on a time and material, multiplier method, or cost reimbursable basis. If the nature of the Work is such that Consultant is unable to accelerate the Work, it shall promptly notify the Edison Representative of the delay, the causes of the delay, and submit a proposed revised Work Schedule.

6.2            Changes to Work:  Edison may at any time make changes to the Work including additions, reductions, and changes to any or all of the Work, as directed in writing by the Edison Representative. Such changes may be made with a Change Order or a CWA. The authorized amount (or fixed price as applicable) and Work Schedule shall be equitably adjusted, if required, to account for such changes and shall be set forth in a Change Order.

6.3            CWAs:

6.3.1                             All CWAs shall be approved by Consultant’s project manager and the Edison Representative prior to the start of the Work authorized therein.

6.3.2                             Prior to performing the Work set forth in a CWA, Consultant shall prepare a detailed plan specifying the tasks to be completed in performing the Work, a time schedule for completion of such tasks and a budget for the Work, and present it for approval to the Edison Representative.

6.3.3                             Consultant shall perform the Work within the authorized budgeted amount and time schedule set forth in the CWA. Consultant shall notify Edison of the status of its cumulative costs for each CWA and for the Purchase Order. Consultant shall not commit its own resources, or engage sub-suppliers to provide resources, if such resources are forecasted to exceed the amount authorized by the applicable CWA or the Purchase Order. Whenever it becomes apparent that the estimated cost to complete the Work will exceed the authorized amount, Consultant shall promptly ask the Edison Representative for authorization to proceed. Consultant shall not proceed with or be reimbursed for any Work performed under a CWA which exceeds the authorized amount of the CWA, or extends beyond the time schedule of the CWA.

6.3.4                             Changes to a CWA shall be in accordance with the section of the Purchase Order titled “Extra Work/Control of Work.”

6.4            Work Cessation:  When directed by a Change Order, Consultant shall suspend or terminate the Work.

6.5            Key Personnel:  Consultant shall promptly notify the Edison Representative of the intended reassignment and proposed replacement of key personnel performing the Work. Any such reassignment and replacement shall be subject to Edison’s approval. Consultant shall promptly replace any key personnel if requested by the Edison Representative.

6.6            Subcontractor:  Any Work subcontracted by Consultant shall be identified as such in the Purchase Order and any Work subcontracted to an Affiliated Entity shall be specifically identified. For any subcontracted Work, the prior written approval of the Edison Representative shall be required for the Subcontractor, the activities to be performed, and the related charges. Consultant shall at all times be responsible for the Work, and for the acts and omissions of Subcontractors and persons directly or indirectly employed by them.

6.7            Additional Instructions:  If Consultant receives any verbal or written instructions for performance of Work from Edison personnel other than the Edison Representative, Consultant shall promptly reconfirm such instructions with the Edison Representative and request that a corresponding CWA be issued.

6.8            Emergencies:  In an emergency endangering life or property, Consultant shall: a) perform Work or such other services or work as is necessary to meet the emergency; b) immediately notify the Edison Representative and (c) shall, within three (3) days, submit a request for a CWA which shall then be issued by Edison.

6.9            Status Reports:  Consultant shall provide status reports to the Edison Representative as required by the Purchase Order. If requested in the Purchase Order, a copy of the status report shall be sent also to the Edison procurement agent responsible for the Purchase Order designated therein. Such status reports shall identify by tasks the labor hours expended (and dates worked) and total dollars charged as follows: (i) budgeted and expended for current month; (ii) accumulated to date; (iii) budgeted to date; (iv) forecast at completion; (v) percent complete; and (vi) reasons for variances. If requested in the Purchase Order, each status report shall include a list of all open Edison purchase orders to Consultant, and all Edison purchase orders to Consultant completed within the previous twelve (12) months. The list shall document each purchase order number, the total authorized amount of each purchase order, and either the name of the department and Edison Representative under each purchase order for whom the work is performed, or the accounting location as shown on each purchase order.

6.10      Drafts:  Draft copies of required reports shall be submitted for review for contractual compliance, satisfaction of Edison needs and good professional practices, comments, and approval, prior to the due date of such reports.

6.11      Inspection:  Edison authorized representatives shall have the right of access to and inspection of Consultant’s facilities and/or locations at reasonable times during regular business hours regarding performance of the Work.

6.12      Uncontrollable Forces:  Consultant shall not be liable for delay in the Work Schedule or inability to perform the Work due to any cause beyond its reasonable control, such as strike, flood, fire, lightning, epidemic, quarantine restriction, war, sabotage, act of a public enemy, earthquake, or critical material unavailability; provided that Consultant promptly notifies Edison in writing of the nature, cause, date of commencement, and expected impact of the event and has exercised due diligence in proceeding to meet the Work Schedule. Edison shall extend the Work Schedule for an equitable period due to such causes without any change in the Purchase Order price.

7.                 JOBSITE ACCESS REQUIREMENTS AND FITNESS FOR DUTY

7.1            Jobsite Access Requirements:

7.1.1                             Compliance with Jobsite Access Requirements:  Consultant and Subcontractor employees shall comply with the Jobsite access requirements set forth below. Failure to comply with these requirements may result in the withholding of payment of invoices until such requirements are satisfied and/or Edison’s cancellation of the Purchase Order without penalty or notice. In addition, Consultant shall be liable for any additional expenses incurred by Edison, including expenses related to special processing, investigations and badging, which result from non-compliance with these requirements.

7.1.2                             Notification of Convictions:  During application for Jobsite access, and/or during the Work, Consultant shall immediately notify Edison whenever Consultant becomes aware of evidence that any Consultant’s or its Subcontractors’ employee, who has, or will have, Jobsite access, has been convicted of a serious criminal offense.

7.1.3                             Visitor Badge Requirement:  All visitors to a particular Jobsite must comply with that Jobsite’s visitor access requirements.

7.1.4                             Extended Stay Badge Requirement:  All persons requesting Jobsite access at least three (3) times a week for a period of thirty (30) days or more shall be processed for a Jobsite badge, prior to starting the Work. To obtain a Jobsite badge, each person must submit: 1) a completed Edison form, “Temporary Access Authorization for Contingent Workforce,” and related documents, which have been approved by an authorized Edison supervisor or manager; 2) Verification of Social Security registration; and 3) Photo identification (such as a driver’s license, etc.). All persons issued an Edison Jobsite badge will undergo a security background check for criminal convictions. Edison’s corporate security department will be the sole determiner if access to the Jobsite should be granted, not granted or revoked.

7.1.5                             Change of Status:  When a Consultant’s or its Subcontractors’ employee with Jobsite access is reassigned to a non-Edison work site, or is no longer employed by Consultant or Subcontractor, Consultant shall immediately notify Edison if it is determined that such employee will not return within ten (10) days. Verbal notification shall be confirmed in writing to the Edison Representative, or designee, within twenty-four (24) hours of the verbal notification. Upon such notification, Edison shall cancel Jobsite access for such employee. Thereafter, if the separation from the Jobsite is greater than thirty (30) days and Consultant and Edison agree that such access should be restored, the employee shall be re-processed as set forth above.

7.1.6                             Return of Badge:  When a Consultant’s or its Subcontractors’ employee is reassigned to a non-Edison work site, Consultant shall be responsible for such employee to “process out” through Edison prior to leaving the Jobsite, which shall include the return of the employee’s badge and all property loaned by Edison to Consultant or its Subcontractor for such employee’s use. Should such employee fail to process out through Edison, then Consultant shall notify Edison within twenty-four (24) hours of the employee’s leaving, obtain the employee’s badge and return it to Edison.

7.2            Sexual Harassment:  Edison supports a diverse work force and prohibits unlawful employment discrimination and harassment of every kind, including sexual harassment, in accordance with state and federal laws. Whenever present on Edison property or facilities, Consultant shall require its employees, Subcontractors, agents to comply with all applicable federal and state statutes, acts, regulations, codes and standards prohibiting conduct that might reasonably be construed as violating state or federal equal opportunity laws, including conduct such as making sexually suggestive jokes or remarks, touching, assaulting, making gestures of a sexual or suggestive nature, and impeding or blocking any Edison employee’s, subcontractor’s or agent’s movement.

7.3            Fitness for Duty:

7.3.1                             Consultant and its Subcontractor personnel on the Jobsite:

(i)                    Shall report for work in a manner fit to do their job;

(ii)                 Shall not be under the influence of or in possession of any alcoholic beverages or of any controlled substance (except a controlled substance as prescribed by a physician for such person so long as the performance or safety of the Work is not affected thereby); and

(iii)              Shall not have been convicted of any serious criminal offense which, by its nature, may have a discernible adverse impact on the business or reputation of Edison.

7.3.2                             Inspection: Searches by Edison authorized representatives may be made of lockers, storage areas, vehicles, persons or personal effects on Edison owned, or leased property at various times without prior announcement. Such facility inspections maybe conducted using detection dog teams to search work areas and other common areas in order to detect evidence of unlawful drug use or the presence of pyrotechnics, explosives, firearms, weapons, or facsimiles thereof, alcoholic beverages and illegal drugs (“Prohibited Items”). Prohibited Items must not be brought onto, or kept on, Edison property.

7.3.3                             Compliance: Consultant shall advise its employees of the requirement of this Section 7.3 (“Fitness for Duty Requirements”) before they enter on the Jobsite and shall immediately remove from the Jobsite any employee determined to be in violation of these requirements. Consultant shall impose these requirements on its Subcontractors. Edison may cancel the Purchase Order if Consultant violates these Fitness for Duty Requirements.

8.             CONFLICT OF INTEREST

Consultant affirms that, to the best of its knowledge, there is no actual or potential conflict of interest between Consultant, its employees or their families, Subcontractors, or business interests, and Edison. Consultant shall not hire any Edison employee or employee’s spouse to perform any part of the Work. Consultant further affirms that it has set forth in its proposal for the Work: (i) all situations in which Consultant or an Affiliated Entity of Consultant has been or currently is an Edison consultant, contractor, or employee; (ii) all situations in which Consultant or an Affiliated Entity of Consultant has been or currently is in a joint venture arrangement or licensing relationship with Edison; and (iii) any Affiliated Entity to which Consultant intends to subcontract any part of the Work. Consultant shall update such affirmations to Edison during performance of the Work within thirty (30) days following any change thereto.

9.                 DOCUMENTATION

9.1            Consultant shall deliver the Documentation to Edison as scheduled and, if the Purchase Order is terminated, shall deliver all completed and incomplete Documentation to Edison in accordance with Section 22 hereof.

9.2            Edison has the right to review and approve the Documentation and the data and methods used to develop the Documentation. However, the failure of Edison to conduct such review or grant such approval shall not relieve Consultant from its responsibilities and obligations under the Purchase Order.

10.                              NON-CONFORMING WORK AND WARRANTY

The Work shall comply with the requirements of the Purchase Order and the Statement of Work for such Work and with appropriate professional standards, and Consultant shall use due professional care in performance of the Work. For a period of not less than one (1) year after completion of an the Work under the Statement of Work Consultant shall, at no additional cost to Edison, re-perform Work that does not materially comply with the Purchase Order and the Statement of Work relevant to such Work. Consultant shall within three (3) calendar days, correct any error of shortcoming that renders the Work or Documentation dysfunctional or unusable and shall correct other errors within thirty (30) calendar days after Consultant's receipt of notice of the error. Upon the request of Edison, Consultant shall correct any such error deemed important by Edison in its sole discretion to Edison's continued use of the Work or Documentation within seven (7) calendar days after Consultant's receipt of notice of the error.

11.        PERMITS, STATUTES AND CODES

11.1                       The Work and Documentation shall comply with the applicable requirements of all statutes, acts, ordinances, regulations, codes, and standards of federal, state, local and foreign governments, and all agencies thereof.

11.2                       Consultant shall conform to the applicable employment practices requirements of (Presidential) Executive Order 11246 of September 24, 1965, as amended, and applicable regulations promulgated thereunder. Consultant shall be solely responsible for the safety and health of personnel and the prevention of industrial accidents and illness arising out of the performance of the Work.

12.        SUBCONTRACTING WITH SMALL BUSINESS

Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals:  By this reference, the requirements of Public Law 95-507, 15USC637, dated October 24, 1978, are incorporated herein and made a part hereof. A copy of this document is available upon request from the following address:

                                                Southern California Edison Company

                                                Attn: Supplier Qualification Coordinator

                                                Procurement Division P.O. Box 800

                                                Rosemead, CA 91770

13.        INSURANCE

13.1                       Requirement:  Consultant shall maintain for the Work, and shall require that each Subcontractor performing any service at the Jobsite (hereinafter referred to as "Jobsite Subcontractor") maintain, at all times until completion of the Work and at its own expense, valid and collectible insurance as required below. This insurance shall not affect Consultant's liability under the indemnity provisions of Section 14, and shall in no event be terminated, expire, nor be materially altered except on thirty (30) days' prior written notice to Edison's procurement agent responsible for the Purchase Order. Such insurance shall be maintained with insurers with an A. M. Best Company rating of A- VII or better. Any other insurance carried by Edison, its officers, agents, and employees which may be applicable shall be deemed to be excess insurance and Consultant's and Jobsite Subcontractor's insurance shall be deemed primary for all purposes despite any conflicting provision in Consultant's or Jobsite Subcontractor's policies to the contrary.

13.2                       Certificates:  As evidence that policies do in fact provide the required coverages and limits of insurance listed below and are in full force and effect, Consultant shall furnish to Edison's procurement agent responsible for the Purchase Order certificates of insurance on forms acceptable to Edison. Consultant shall require each Jobsite Subcontractor to provide such certificates to Consultant and shall make these certificates available to Edison upon request. Certificates of insurance shall be furnished and made available upon receipt of the Purchase Order or Subcontract, but in any event prior to start of the applicable Work.

13.3                       Requirements:

                                                a.   Workers' Compensation Insurance with statutory limits, as required by the state in which the Work is performed, and Employer's Liability Insurance with limits of not less than $1,000,000. Carriers furnishing such insurance shall be required to waive all rights of subrogation against Edison, its officers, agents, employees, and other contractors and subcontractors.

                        b.   General Liability Insurance, written on an "occurrence" basis, including:

-                    Broad form property damage liability.

-                    Contractual liability.

(i)                                     Such insurance shall bear limits of not less than $1,000,000 per occurrence and $1,000,000 annual aggregate, exclusive of defense costs as respects products and completed operations, and not less than $1,000,000 per occurrence and $1,000,000 annual aggregate, exclusive of defense costs, as respects all other coverages.

(ii)         Such insurance shall:

-     Acknowledge Edison, its officers, agents, and employees as additional insureds.

-     Be primary for all purposes.

-     Contain standard cross-liability or severability of interest provisions.

-                    Waive all rights of subrogation against Edison, its officers, agents, employees, and other contractors and subcontractors

(iii)                               If Consultant elects, with the concurrence of Edison, a "claims made" form of Commercial General Liability Insurance may be maintained. In such event, the following additional requirements shall apply:

-     The retroactive date of the policy shall be prior to the commencement of the Work.

-                    Coverage shall be maintained in effect for a period of not less than two (2) years after completion of the Work, or a supplemental extended reporting period of not less than two (2) years after completion of the Work shall be included.

These requirements shall ensure that such insurance shall enable Edison to recover for claims reported at any time commencing with the start of Work and continuing to a date not less than two (2) years following completion of the Work.

c.             Automobile Bodily Injury and Property Damage Liability Insurance on an "occurrence" form with a combined single limit per occurrence of not less than $1,000,000. Such insurance shall cover liability arising out of the use by Consultant and Jobsite Subcontractors of owned, non-owned, and hired automobiles in the performance of the Work. Such insurance shall acknowledge Edison as an additional insured and be primary for all purposes.

13.4                       Notification:  Consultant shall report immediately to the Edison Representative and confirm in writing any injury, loss, or damage incurred by Consultant or Jobsite Subcontractors in connection with the Work, or its receipt of notice of any claim by a third party, or of any occurrence that might give rise to a claim.

13.5                       Maintenance:  If any of the required insurance coverages contain aggregate limits applying to other operations of Consultant not relating to the Work, and such limits are diminished by any incident, occurrence, claim, settlement, or judgment against such insurance, Consultant shall take immediate steps to restore such aggregate limits or shall provide other insurance protection for such aggregate limits.

13.6                      Insurance Indemnification:  If Consultant fails to comply with any of the provisions of this Section 13, "INSURANCE" or any insurance requirements in the Purchase Order, Consultant shall, at its own cost, defend, indemnify, and hold harmless Edison, its Affiliates and their officers, directors, agents, employees, assigns, and successors in interest, from and against any and all liability, damages, losses, claims, demands, actions, causes of action, costs, including attorney's fees and expenses, or any of them, arising out of or in connection with the performance or non-performance of the Work by Consultant or any Subcontractor, or their officers, directors, employees or agents to the extent that Edison would have been protected had Consultant complied with all of the provisions of this Section.

14.           INDEMNITY

14.1                     Consultant shall, at its own cost, defend, indemnify and hold harmless Edison and its Affiliates and all officers, agents, employees, assigns, and successors in interest of Edison and its Affiliates, from and against any and all liability, damages, losses, claims, demands, actions, causes of action, costs, including attorney's fees (which shall include allocable costs of in-house counsel) and expenses or any of them, resulting from the death of or bodily injury to any person or damage to any property, arising out of any act or omission of Consultant, Subcontractors, and employees, officers and agents of either Consultant, or Subcontractors, or any of them.

14.2                     Consultant shall at its own cost, reimburse Edison for any and all costs and expenses (including property replacement costs) arising from damage to or loss of Edison's property caused by Consultant, Subcontractors and employees, officers and agents of either Consultant or Subcontractors, or any of them.

14.3                     Tools:  Any tools, supplies, equipment, or other items loaned by Edison to Consultant (except where Edison specifically directs such use) shall be loaned solely as a convenience to Consultant. Consultant agrees that such items are being loaned "as is," and Edison makes no representations as to the condition, suitability for use, freedom from defect or otherwise, of such items. Consultant shall, at its own cost, defend, indemnify and hold harmless Edison, its officers, directors, agents, employees, assigns and successors in interest, from and against any and all liability, damages, losses, claims, demands, actions, causes of action, costs including attorney's fees and expenses, or any of them, arising out of or in connection with any actual or alleged use, delivery, or transportation of any and all loaned tools, supplies, equipment or other items having defects or claimed to be defective.

14.4                    Employer Liability:  Consultant shall, at its own cost, defend, indemnify and hold harmless Edison, its officers, directors, agents, employees, assigns, and successors in interest, from and against any and all liability, damages, losses, claims, demands, actions, causes of action, costs, including attorney's fees and expenses, or any of them, resulting from payment or non-payment of any statutory withholding charges, Edison employee benefits or other financial obligations, including but not limited to, overtime, contribution taxes, benefits and penalties payable under Workers' Compensation (including Workers' Compensation Reform Act of 1989), unemployment compensation, disability benefit, old age benefit, or tax withholding laws for which Edison shall be adjudged liable as an employer with respect to Consultant or Consultant personnel, arising out of or in any way related to the relationship between Edison, Consultant, and Consultant personnel, including the failure of Consultant personnel to be recognized as exclusively employed by Consultant and not by Edison.

14.5                    No Limitation:  The indemnities set forth in this Section "INDEMNITY" shall not be limited by the insurance requirements set forth in the "INSURANCE" Section

15.                        CONSEQUENTIAL DAMAGES

Neither party (including Subcontractors and Edison's subcontractors of any tier) shall be liable to the other party for any special, indirect, incidental or consequential damages whatsoever whether in contract, tort (including negligence) or strict liability including, but not limited to, loss of use of or under-utilization of labor or facilities, loss of revenue or anticipated profits, cost of replacement power or claims from customers, resulting from a party's performance or nonperformance of its obligations under the Purchase Order, or in the event of suspension of the Work or termination of the Purchase Order.

16.      NON-DISCLOSURE

16.1                 Non-Disclosure by Consultant:

a.                                     Consultant agrees that during the term of this Purchase Order and for a period of six (6) years from termination or expiration of the Purchase Order, it will hold the Confidential Information in confidence and it will not disclose any Confidential Information to any person (including any Affiliate of Edison) without the prior written consent of Edison. Confidential Information may be disclosed only to those employees and agents of Consultant who need to know such Confidential Information for the purpose of performing the Work, are informed of the confidential nature of such Confidential Information and are directed not to disclose or use the Confidential Information in violation of this Section 16.1.

b.                                     Consultant agrees that it will not use any of the Confidential Information for any purpose other than performing the Work.

                                                c.         In connection with this Purchase Order, Consultant and its directors, officers, employees, agents and other associated persons may from time to time learn material nonpublic information concerning Edison or other companies. State and federal securities laws prohibit trading in the securities of such companies while in the possession of such material non public information and also prohibit the communication of such information to others. Consultant agrees not to trade in the securities of Edison or other companies about which it has learned material nonpublic information in connection with this Purchase Order and not to communicate such information to others in violation of these laws. Consultant shall take reasonable precautions to ensure that its directors, officers, employees, agents and other associated persons do not violate such laws.

                                                d.         Consultant will be responsible for any breach of this Section 16.1 by its employees or agents.  Consultant shall, at its own expense, take all steps, including the initiation and prosecution of actions at law or in equity, necessary to prevent or halt the unauthorized use or disclosure of any of the Confidential Information by any of its employees or agents or by any other person who obtained the Confidential Information from Consultant in violation of this Section 16.1.

e.                                     The obligations herein not to disclose or use Confidential Information shall not apply to any Confidential Information which (a) is or becomes generally available to the public, other than as a result of disclosure by Consultant, (b) was known to Consultant prior to disclosure by Edison, as evidenced by written records, provided that the source of such information was not bound by an obligation of nondisclosure to Edison, or (c) was independently developed by Consultant, as evidenced by written records.

f.                                         At any time upon request of Edison, all Confidential Information in tangible form, including all copies or parts thereof, shall be returned to Edison or destroyed, except that Consultant may retain one copy of any materials prepared by Consultant containing or reflecting Confidential Information if necessary for compliance with its internal record-keeping or quality assurance requirements only. If destroyed, such destruction shall be certified in writing by Consultant.

                              g.         In the event that Consultant is required by law or regulatory authority or otherwise becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any Confidential Information, Consultant will provide Edison with prompt written notice so that Edison may seek (with Consultant's cooperation, if requested by Edison) a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, or that Edison waives compliance with the provisions of this Section 16.1, Consultant will furnish only that portion of the Confidential Information which is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

                                                h.         Consultant recognizes and acknowledges the irreparable damage which would result to Edison if this Section 16.1 were breached. Without prejudice to the rights and remedies otherwise available, Edison shall be entitled to equitable relief, including an injunction and specific performance if Consultant breaches or threatens to breach any of the provisions of this Section 16.1, without proof of actual damages. Consultant waives any requirement of a bond in connection with such remedy.

16.2                       Non-Disclosure by Edison:  Consultant shall not include in any Documentation any information that Consultant claims to be proprietary or confidential to Consultant without the prior written consent of the Edison Representative unless specifically required by the Purchase Order. Thereafter, if Edison accepts the inclusion of such proprietary or confidential information, Edison shall make reasonable efforts, to the extent allowed by law, to keep in confidence and not to disclose to any third party, without the prior written consent of Consultant, the confidential or proprietary information of Consultant which is or has been disclosed to Edison in a drawing or other document which has been clearly marked by Consultant to be confidential or proprietary.

Notwithstanding the other provisions of this Section 16.2, or any confidential or proprietary markings placed on documents by Consultant, Edison shall not be prohibited from disclosing to third parties information which is required to repair, replace, add to, or maintain the items acquired by Edison pursuant to this Purchase Order, so long as Edison secures the agreement of the third party in writing to use the information for only such purposes and to otherwise restrict disclosure as provided above.

16.3           Non-Disclosure of Transmission System Information:  Consultant shall not disclose any transmission system information (including, but not limited to information about available transmission capability, price, curtailments, storage, ancillary services, balancing, maintenance activity, capacity expansion plans or similar information) to any Edison Energy Supply & Marketing Department personnel, to the extent such disclosure may be prohibited by the FERC Standards of Conduct.

17.                  TITLE AND RISK OF LOSS

17.1           Documentation:  Title to the Documentation, including copyright ownership in the Documentation, shall pass to Edison when prepared; however, a copy may be retained by Consultant for its records and internal use. Consultant shall retain such Documentation in a controlled access file, and shall not reveal, display or disclose the contents of the Documentation to others without the prior written authorization of Edison.

Consultant shall have risk of loss of or damage to the undelivered Documentation, and the Documents and Information required to produce the Documentation, until completion of the Work.

17.2           Material:  Title to all Material, field or research equipment, and laboratory models procured or fabricated under the Purchase Order shall pass to Edison when procured or fabricated, and such title shall be free and clear of any and all encumbrances. Consultant shall have risk of loss of any Material or Edison-owned equipment of which it has custody.

17.3           Disposition:  Consultant shall dispose of items to which Edison has title as directed in writing by the Edison Representative.

18.     PROPRIETARY RIGHTS

18.1           Rights and Ownership:  Edison's rights to inventions, discoveries, trade secrets, patents, copyrights, and other intellectual property, including the Information and Documentation, and revisions thereto (hereinafter collectively referred to as "Proprietary Rights"), used or developed by Consultant in the performance of the Work, shall be governed by the following provisions:

                                                (i)   Proprietary Rights conceived, developed, or reduced to practice by Consultant in the performance of the Work shall be the property of Edison, and Consultant shall cooperate with all appropriate requests to assign and transfer same to Edison in any countries throughout the world.

(ii)          If Proprietary Rights conceived, developed, or reduced to practice by Consultant prior to the performance of the Work are used in and become integral with the Work or Documentation, or are necessary for Edison to have complete enjoyment of the Work or Documentation, Consultant shall grant to Edison a non-exclusive, irrevocable royalty-free license, as may be required by Edison for complete enjoyment of the Work and Documentation, including the right to reproduce, correct, repair, replace, maintain, translate, publish, use, modify, copy or dispose of any or all of the Work and Documentation and grant sublicenses to others with respect to the Work and Documentation.

                                                (iii)  If the Work or Documentation includes the Proprietary Rights of others, Consultant shall procure, at no additional cost to Edison, all necessary licenses regarding such Proprietary Rights of others so as to allow Edison the complete enjoyment of the Work and Documentation, including the right to reproduce, correct, repair, replace, maintain, translate, publish, use, modify, copy or dispose of any or all of the Work and Documentation, and grant sublicenses to others with respect to the Work and Documentation. All such licenses shall be in writing and shall be irrevocable and royalty-free to Edison.

18.2      No Additional Compensation:  Nothing set forth in this Section 18 shall be deemed to require payment by Edison to Consultant of any compensation specifically for the assignments and assurances required hereby, other than the payment of expenses as may be actually incurred by Consultant in complying with this Section 18.

19.                              INFRINGEMENT

19.1                       As used in the following subparagraphs, the term "Claim" shall mean the assertion of a right, or of a violation of a right, in writing such as by demand letter, complaint, charge, or the like, whether or not a legal action or proceeding has been filed, initiated or instituted.

19.2                       Consultant represents and warrants that the Work and Documentation shall be free of any Claim of trade secret, trademark, trade name, copyright, or patent infringement or other violations of any intellectual property rights of any person.

19.3                       Consultant shall defend, indemnify and hold harmless, Edison, its officers, agents, employees, successors and assigns from and against any and all liability, damages, losses, claims, demands, actions, causes of action, and costs including reasonable attorney's fees and expenses arising out of any Claim that use of the Work or Documentation infringes upon any trade secret, trademark, trade name, copyright, patent, or other intellectual property rights.

19.4                       In the event any such Claim is made against Edison, Consultant shall, at its expense and at Edison's option, (i) refund any amounts paid by Edison under the Purchase Order, (ii) procure for Edison the right to use the Work and Documentation, or (iii) replace or modify the Work and Documentation as approved by Edison so as to obviate any such claim of infringement. If, in connection with any such Claim, a temporary restraining order or preliminary injunction be granted, Consultant shall put up a satisfactory bond to permit Edison's continued use of the Work and Documentation. The remedies provided in this Section 19.4 shall not limit the indemnification obligations in Section 19.3.

19.5                       Edison shall cooperate reasonably with Consultant, at Consultant's sole cost and expense, in any defense of such Claims, actions and proceedings.

20.                              COMPUTING SYSTEM ACCESS AND SECURITY REVIEW OBLIGATIONS

20.1                       Computing System Access

                                                20.1.1   If Edison determines in its sole discretion that, in order for Consultant to perform the Work, Consultant may require access to Edison's communications and computing systems, which include, but are not limited to, computers, servers, applications, files, electronic mail, electronic equipment, wireless devices, data resources, and Edison-sponsored connections to the Internet communications network (collectively, "Computing Systems"), then Edison shall grant Consultant access to such Computing Systems, provided that such access shall be subject to the conditions herein provided. Edison authorizes Consultant to access the Computing Systems only for the purpose of Consultant performing the Work in accordance with the terms of the Purchase Order. In the event Consultant was previously granted access, or is granted access, to Edison's Computing Systems, Consultant represents, warrants and covenants that (i) if applicable, it has accessed such Computing Systems only as required to perform the Work and in compliance with the requirements set forth in these Computing System Access and Security Review Obligations, and (ii) it shall only access such Computing Systems as required to perform the Work in accordance with the terms of the Purchase Order.

20.1.2         Consultant shall promptly identify in writing to Edison those Consultant employees, Subcontractors and agents who will, in order to perform the Work, require access to such Computing Systems, and Edison shall, upon receipt by Edison Information Security of the appropriate request forms from Consultant, issue appropriate computer and for e-mail accounts, passwords and access authorizations to Consultant and such personnel. When a Consultant's or its Subcontractors' employee or agent with Computing Systems access is reassigned to non-Edison work, is no longer employed by Consultant or Subcontractor, Consultant shall immediately notify the Edison Representative and Edison Information Security verbally that such personnel will no longer be performing any of the Work and Edison may immediately delete Computing System access for such employee or agent. Consultant shall confirm such verbal notification in writing to the Edison Representative, or designee, and to Edison Information Security within twenty-four (24) hours of the verbal notification. Upon delivery of such notice to the Edison Representative and Edison Information Security, Consultant shall immediately deliver to Edison Information Security all Edison-owned Computing Systems equipment that may have been issued or loaned to such re-assigned or terminated Consultant or Subcontractor employee.

20.1.3            Consultant shall comply, and shall cause its employees, Subcontractors, agents, and any other person whom Consultant allows to access the Computing Systems to comply, with all Edison policies and procedures in regards to such access. Consultant shall ensure that the Computing Systems, any user accounts, passwords or any other access authorizations, and all Edison information and data contained in the Computing Systems, remain secure during Consultant access and that the Computing Systems and all information and data retrieved during such access remain confidential, secure and protected from disclosure to unauthorized parties.

20.1.4            Consultant shall be responsible for any breach of these Computing System Access and Security Review Obligations by its employees, Subcontractors or agents, or by any other person who obtained access to the Computing Systems from Consultant in violation of these Computing System Access and Security Review Obligations, and Consultant shall notify Edison immediately in the event Consultant has reason to know or suspect that a breach of these Computing System Access and Security Review Obligations has occurred. Consultant shall, at its own cost, defend, indemnify and hold harmless Edison and its Affiliates and all officers, agents, employees, assigns, and successors in interest of Edison and its Affiliates, from and against any and all liability, damages, losses, claims, demands, actions, causes of action, costs, including attorney's fees (which shall include allocable costs of in-house counsel) and expenses or any of them, resulting from the breach of these Computing System Access and Security Review Obligations by Consultant, Subcontractors, and employees, officers and agents of either Consultant, or Subcontractors, or any of them. In the event Edison determines that Consultant or any of its employees, Subcontractors or agents has breached these Computing System Access and Security Review Obligations, Edison may immediately revoke or terminate Consultant's or its Subcontractors' access to Edison Computing Systems; provided, however, that such revocation or termination shall not relieve Consultant of its obligations to perform the Work in accordance with the terms of the Purchase Order. Notwithstanding the foregoing right to revoke or terminate Consultant's access to Edison's Computing Systems, Edison may exercise any other legal or equitable right or remedy that may be available to it under applicable law or under the Purchase Order, including termination of the Purchase Order.

20.1.5                              Consultant shall execute, and shall cause its employees, Subcontractors and agents to execute, any documents Edison may deem reasonably necessary to ensure Consultant's compliance with these Computing System Access and Security Review Obligations.

20.2                       Security Review.  Consultant represents and warrants to Edison that it and its Subcontractors and agents each has taken all commercially reasonable steps necessary, including without limitation the implementation of security industry best practices, to maintain the confidentiality, integrity and availability of its own computing systems. Edison or its authorized representative shall have the right at any time to examine Consultant's and its Subcontractors' and agents' records and reports relating to their respective security policies, practices and procedures, including without limitation any internal, external or regulatory audit reports or reviews relating to the security of Consultant's or its Subcontractors' or agents' computing systems, and their compliance therewith, and Consultant represents and warrants that it has the authority to grant Edison or its authorized representatives such access to its Subcontractors' and agents' records and reports.

21.        ENVIRONMENTAL, HEALTH & SAFETY REQUIREMENTS

The attached "Southern California Edison ENVIRONMENTAL, HEALTH & SAFETY HANDBOOK FOR CONTRACTORS", dated February 1, 2002, is hereby incorporated by reference into this Purchase Order. Consultant shall immediately notify the Edison Representative and the procurement agent (identified in the Purchase Order heading) if Consultant is unable to meet ANY of the requirements set forth therein. Edison may cancel this Purchase Order if Consultant fails to meet the requirements set forth in this attachment. Such cancellation shall not be deemed a termination under the termination provisions of the General Terms and Conditions of this Purchase Order.

22.                              TERMINATION AND CANCELLATION

22.1                       Termination for Convenience:  Notwithstanding any other provisions of the Purchase Order, Edison shall have the unilateral right to terminate the Work, or any portion thereof, or the Purchase Order by the issuance of a Change Order, which shall not require Consultant's acceptance.

Subject to the provisions of Section 22.3 hereof, Edison shall pay Consultant the termination charges set forth in the Purchase Order pro-rated to the effective date of termination. If termination charges are not set forth in the Purchase Order, Edison shall:  (i) for time and material, multiplier method, or cost reimbursable Work set forth in the Purchase Order, complete the payments for all Work accepted by Edison; or (ii) for fixed price Work set forth in the Purchase Order, negotiate an equitable payment for the portion of the Work accepted by Edison. Edison, at its option, may take possession of any Material paid for by Edison. The provisions of this Section 22.1 shall be Consultant's sole remedy resulting from such termination.

22.2                       Cancellation for Default:  In the event of: (i) the breach of or failure of Consultant to perform any of its material obligations under the Purchase Order including, but not limited to, failure to complete the Work on time or failure to make satisfactory progress or persistent failure to pay labor and material claims; (ii) the failure of Consultant to give Edison adequate assurance of performance within ten working days after written demand by Edison therefor when reasonable grounds for insecurity arise; or (iii) the insolvency, bankruptcy or receivership of Consultant, then Edison may (a) withhold payment of any further monies which may be due Consultant until such condition is cured, and/or (b) declare Consultant to be in default of the Purchase Order and notify Consultant in writing of such declaration and shall be entitled to cancel the Purchase Order in whole or in part effective immediately upon written notice thereof. Any cancellation pursuant to this Section 22.2 shall not be deemed a "termination" for the purposes of Section 22.1 hereof.

In the event of such cancellation, Consultant shall immediately stop Work and surrender to Edison's possession, complete and incomplete Documentation and other Information, Material, control and use of the Jobsite and all Consultant and Edison-owned equipment, facilities, and all other items which Edison may deem necessary or appropriate until the Work is completed. Consultant shall assign to Edison the outstanding subcontracts and purchase orders as requested by the Edison Representative for such completion. Edison shall have the right to provide, or contract for, all additional labor, Material, and any other items which it may deem necessary to complete the Work.

If the total of all expenses incurred by Edison to complete the Work is greater than the sum which would have been payable under the Purchase Order if Consultant had completed the Work, the difference shall constitute a claim against Consultant. Such claim shall be due and payable within ten working days after presentation of the claim. Additionally, Edison shall have the right to pursue other remedies afforded by law.

22.3                       Delivery of Materials:  Without limiting the effect of the provisions of Sections 16.1 and 22.2 hereof, upon receipt of notice of termination or cancellation under this Section 22, Consultant shall immediately deliver to Edison all complete and incomplete Documentation and all Material. If, at the time of termination or cancellation further sums are due Consultant, Consultant shall not be entitled to the sums until all Documentation and all Material required to be delivered to Edison are delivered.

22.4                       Cessation of Work:  Upon receipt of notice of termination or cancellation for any reason, Consultant shall promptly cease all Work except for additional Work that Edison may, in its discretion, request Consultant to perform. Additional Work shall be performed in compliance with the terms of the Purchase Order.

23.                              SURVIVAL

Notwithstanding completion or termination of the Work or of the Purchase Order or any portion thereof, the parties shall continue to be bound by those provisions of the Purchase Order which by their nature survive such completion or termination.

24.        MISCELLANEOUS

24.1                       Severability:  If any section, provision or portion of these General Terms and Conditions is held to be invalid, illegal or void by a court of proper jurisdiction, the remainder of these General Terms and Conditions shall nevertheless subsist and continue in full force and effect.

24.2                       Assignment:  Neither the Purchase Order nor any interest under it shall be assigned without the prior written consent of Edison.

24.3                       Governing Law:  The Purchase Order shall be interpreted, governed and construed under the laws of the State of California as if executed and to be performed wholly within the State of California.

24.4                    Waivers:  Any waiver by either party of any violation of, breach of or default under any provision of the Purchase Order by the other party shall not be effective unless stated specifically in writing and shall not be construed as, or constitute, a continuing waiver of such provisions, or waiver of any other violation of, breach of or default under any other provision of the Purchase Order.

24.5                   Section Headings:  Section headings appearing in these General Terms and Conditions and in the Purchase Order are for convenience only and shall not be construed as interpretations of text.

24.6                      Notices: Any legal notice pertaining to the Purchase Order shall be in writing identified by Purchase Order number and sent registered or certified mail, postage prepaid, to Edison or to Consultant, as appropriate, at their respective addresses appearing in the Purchase Order.

24.7                       Third Parties:  Nothing expressed or implied in the Purchase Order is intended, or shall be construed, to confer upon or give any person or entity any rights or remedies under, or by reason of, the Purchase Order, except as specifically provided for herein.

24.7                       Entire Agreement:  The Purchase Order contains the entire agreement and understanding between the parties and merges and supersedes all prior representations and discussions pertaining to the Purchase Order, including Consultant's proposal (except as specifically referenced). Any changes, exceptions, or different terms and conditions proposed by Consultant, or contained in Consultant's acknowledgment of the Purchase Order, are hereby rejected unless expressly stated in the Purchase Order or incorporated by a Change Order.